EXHIBIT 3.1(a)

AQUARIUS CANNABIS INC.

Articles of Amendment and Restatement

FIRST.         Aquarius Cannabis Inc., a Nevada corporation (the “Corporation”), desires to amend and restate its articles of incorporation as currently in effect and as hereinafter amended.

SECOND.         The following provisions are all the provisions of the articles of incorporation currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is

Aquarius Cannabis Inc.

ARTICLE II

RESIDENT AGENT

The Registered Agent for this corporation shall be:

VCorp Services, LLC

The address of said agent, and, the principal or statutory address of the Corporation in the State of Nevada is.

1645 Village Center Circle, Suite 170

Las Vegas, Nevada 89134

ARTICLE III

AUTHORIZED STOCK

Section 3.1

The stock authorized that may be issued by the Corporation is TWO HUNDRED MILLION (200,000,000) shares of common stock with a nominal or par value of 0.0001 (“Common Stock”) and TWENTY MILLION (20,000,000) shares of preferred stock with a nominal or par value of 0.0001 (“Preferred Stock”). No other class of stock shall be authorized. Said shares with a nominal or par value may be issued by the Corporation from time to time for such considerations as may be fixed from time to time by the Board of Directors. The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the Corporation.

Section 3.2

Except as may otherwise be specified in the articles of incorporation, each share of Common Stock shall entitle the holder thereof to one vote.

Section 3.3

The Board of Directors (as defined below), without action by the stockholders, may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time into one or more classes or series of stock. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers (including any exclusive voting rights), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file a Certificate of Designation with the Secretary of State of the State of Nevada.

ARTICLE IV

NAMES AND ADDRESSES OF BOARD OF DIRECTORS

The governing body of the corporation shall be known as directors (the “Board of Directors”), and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the By-Laws of this Corporation, providing that the number of directors shall be reduced to no less than one (1). The name and post office address of the current Board of Directors is as follows:

Michael Davis Lawyer

2549 Cowley Drive

Lafayette, CO 80026

Donald V. Grede

2549 Cowley Drive

Lafayette, CO 80026

ARTICLE V

PURPOSE

The purpose for which this Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Nevada as now or hereafter in force.

ARTICLE VI

INCORPORATOR

Farah Moiso, whose address is c/o Vcorp Services, LLC, 25 Robert Pitt Drive, Suite 204, Monsey, New York 10952, being at least 18 years of age, formed a corporation under the general laws of the State of Nevada on July 3, 2014.

ARTICLE VII

PERPETUAL EXISTENCE

The Corporation is to have perpetual existence.

ARTICLE VIII

ADDITIONALSHARES

No stockholder shall be entitled as a matter of right to subscribe for, or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized, or any bonds, debentures or securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as is in its discretion it shall deem advisable.

ARTICLE IX

LIMITATION OF LIABILITY

No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act of omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for breach of their duty of loyalty; (ii) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; (iii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes; or (iv) for any transaction from which such director or officer derived an improper benefit. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.